CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

This Confidential Separation Agreement and Release (“Agreement”) is entered into by and between AxoGen Corporation (the “Company”), and Shawn McCarrey (“Employee”) based on the following facts:

WHEREAS, Employee was employed by the Company pursuant to that certain Employment Agreement by and between Company and Employee effective on February 25, 2013  (the “Employment Agreement”);

WHEREAS, Employee was awarded equity options pursuant to Stock Option Agreements  between the Company and Employee and pursuant to the AxoGen, Inc. 2010 Incentive Stock Plan (the “Option Agreements”) as provided in Attachment A hereof;

WHEREAS, the Company terminated Employee’s employment with the Company effective January 3, 2019 (the “Termination Date”);

WHEREAS, Employee was presented with this Agreement on January 18, 2019;

WHEREAS, in consideration for Employee’s execution and non-revocation of this Agreement and his compliance with the Restrictive Covenants (defined below), the Company will provide Employee with the Termination Compensation detailed below and the other benefits set forth herein; and

WHEREAS, the parties wish to enter into an agreement providing for the termination of Employee’s employment and resolving any potential disputes between Employee and the Company.

NOW, THEREFORE, in consideration for the mutual promises detailed herein, the parties enter into this Agreement and agree as follows:

1. Termination of Employment.  Employee’s employment with the Company was terminated effective on January 3, 2019 (the “Separation Date”).  Employee will be paid, at his regular rate of pay, for all hours worked through the Separation Date and for any accrued but unused vacation as of the Separation Date regardless of whether or not Employee signs this Agreement.  Employee will be paid these amounts in accordance with normal payroll procedures.  Employee acknowledges that these amounts are all of the amounts owed to Employee by the Company through the Separation Date.  As of the Separation Date, Employee is not to hold himself out as an employee, agent, or authorized representative, or negotiate or enter into any agreements on behalf of the Company or otherwise attempt to bind the Company.    Employee is also deemed to have resigned from any positions held by Employee with the Company or any of its affiliates effective as of the Separation Date.

2. Benefits Continuation.  Employee’s group health insurance coverage through Company will end in accordance with the terms of the Company’s health insurance plan.  Employee will receive a separate notice explaining his right to continuation and conversion of his health benefits under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”) and/or

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any applicable state law. Should Employee wish to continue his group health benefits coverage, except as set forth below, Employee will be responsible for paying the premium in full each month.

3. Termination Compensation and Other Severance Benefits.  In exchange for the promises set forth herein and so long as Employee enters into and does not revoke his acceptance of this Agreement and complies with the Restrictive Covenants (defined below):

3.1 The Company will, pursuant to Schedule 2 Section 9(a) of the Employment Agreement, provide Employee with a lump sum payment of $417,000 no later than sixty (60) days following the Separation Date (the “Severance Period”), less all appropriate federal and state income and employment taxes (the “Termination Compensation”);

3.2 Provided Employee properly elects to continue, and remains eligible for such coverage, the Company will pay the group health benefit premiums under COBRA for 12 months following the expiration of coverage under the Company’s health insurance plan;

3.3 The Company will provide outplacement service for one year from the Termination Date; and

3.4 Employee acknowledges and agrees that (a) the terms set forth above include compensation and benefits to which Employee is not otherwise entitled; (b) the Termination Compensation and other severance benefits set forth above constitute adequate legal consideration for the promises and representations made by Employee in this Agreement; and (c) except as expressly set forth above, after today, Employee will be entitled to no other or further compensation, remuneration, or benefits from the Company.

4. Transition Cooperation.  Employee agrees to cooperate with and provide reasonable assistance to the Company in transitioning his responsibilities and with regard to other matters related to his services during the Severance Period (as requested by the Company), without any additional compensation.  It is understood this obligation may consist of occasional and brief meetings, telephone calls, or e-mails.  If Employee fails to provide reasonable cooperation pursuant to this Section, then Employee agrees that he will be in breach of this Section and will not be entitled to the Termination Compensation or other severance benefits provided hereunder.  Employee agrees that the Termination Compensation will be his only compensation for such cooperation and that he is not entitled to, and will not seek, any further or additional payments, remuneration, or compensation of any kind from the Company except as in connection with his ownership interest.

5. Ownership Interest. Employee hereby acknowledges and agrees that with the exception of the Vested Options, the terms of which are governed by the Option Agreements,  the remaining Options are forfeited as of the Separation Date and Employee holds no other equity, debt, or any other financial interest in the Company or any other Released Party (including, but not limited to, any options, phantom stock, warrants, capital stock, convertible securities, rights to purchase any securities, or any other form of equity or debt in any of them).  Employee acknowledges and agrees that any equity interests in the Company (including the Vested Options) remain subject to forfeiture for any violations of the Restrictive Covenants (defined below).

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6. Confidential Information.  Employee acknowledges that, as part of his employment, Employee had access to information of a nature not generally disclosed to the public, and Employee agrees to keep confidential and not disclose to anyone, the business, proprietary, and trade secret information in his possession, as well as any personal, confidential, or otherwise proprietary information regarding the Company’s employees, customers and clients, and/or the Company’s personnel practices and related matters.  Employee further agrees that Employee will not take, copy, use or distribute in any form or manner documents or information which the Company deems proprietary, including, but not limited to, research and development materials, information regarding customers and clients or prospective customers and clients, or potential business partners, financial information, business and strategic plans, software programs and codes, access codes, and other similar materials or information.  This obligation is understood to be in addition to, and not as any replacement for the Restrictive Covenants, which obligations will remain in full force and effect as modified herein.

7. Return of Company Property.  Employee understands and agrees that as a condition of receiving the Termination Compensation and other severance benefits provided hereunder, all Company property must be returned to Company.  By signing this Agreement, Employee represents and warrants that Employee will have returned to Company on or before the Separation Date, all Company property, data and information belonging to Company.

8. Non-Disparagement.

8.1 Employee agrees to refrain from taking any action, and/or making any statement (oral or written, including in any online posting or social media) that disparages or criticizes the Company and/or its direct and indirect affiliates, parent companies, subsidiaries, and related entities, or any of their officers, directors, managers, or employees, or that harms the Company’s or any of their respective reputations, or that disrupts or impairs the Company’s normal, ongoing business operations.  This provision applies to all of Employee’s interactions with third parties, including without limitation any conversations or correspondence that he might have with organizations, governmental entities, and/or persons with whom the Company engages in business, as well as with employees of the Company.  This provision does not preclude Employee from testifying truthfully or participating in a proceeding before a court or other governmental authority, nor does it in any way restrict or impede Employee from exercising protected rights or from providing information to any governmental authority with jurisdiction over the Company pursuant to any applicable whistleblower program to the extent such rights cannot be waived by agreement.

8.2 Company agrees to take all reasonable efforts to have its officers and directors refrain from taking any action, and/or making any statement (oral or written, including in any online posting or social media) that disparages or criticizes the Employee, or that harms the Employee’s personal or professional reputation.  This provision applies to all of Company’s interactions with third parties, including without limitation any conversations or correspondence that the Company might have with organizations, governmental entities, and/or persons with whom the Employee engages in business.

9. Continuing Compliance Obligations. Employee acknowledges and agrees that he has and will continue to have obligations to the Company under the Employment Agreement, the

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Option Agreements and the Confidentiality Agreement/Non-Disclosure With Invention Assignment dated February 25, 2013 (the “Confidentiality Agreement”) following the Separation Date.  Employee agrees to comply with the continuing applicable provisions of the Employment Agreement, Option Agreements and, subject to the terms thereof, and Sections 7-9 of this Agreement (those sections, collectively, the “Restrictive Covenants”). Notwithstanding the foregoing, the provisions of Section 3b of the Confidentiality Agreement will not limit Employee from working for an entity that has a business unit, division, subsidiary or other affiliate that directly competes with the Company so long as Employee does not work for such business unit, division, subsidiary, or other affiliate and further provided that Employee will not work for Integra Lifesciences.

10. General Release.

10.1 Employee unconditionally, irrevocably and absolutely releases and discharges Company, and any parent and subsidiary corporations, divisions and affiliated corporations, partnerships or other affiliated entities of Company, past and present, as well as Company’s or such entities’ employees, officers, directors, agents, successors and assigns (collectively, “Released Parties”), from all claims related in any way to the transactions or occurrences between them to date, to the fullest extent permitted by law, including, but not limited to, Employee’s employment with Company, the termination of Employee’s employment, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Employee’s employment with Company.  This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims, including, but not limited to alleged violations of any labor or employment related law of the State of Florida, the federal Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, as amended, all claims for attorneys’ fees, costs and expenses,  and all claims to any non-vested interest in the Company or any other Released Party.  Employee expressly waives Employee’s right to recovery of any type, including damages or reinstatement, in any administrative or court action, whether state or federal, and whether brought by Employee or on Employee’s behalf, related in any way to the matters released herein (except with regard to proceedings before the Securities and Exchange Commission (“SEC”) as set forth below).  The above release does not apply to rights Employee may have to indemnification, if any, for actions taken within the scope of his employment with the Company.

10.2 Employee specifically releases all claims under the Age Discrimination in Employment Act; provided, however, that this release does not waive any claims by Employee for any challenge to the validity of the form of Employee’s release of claims under the Age Discrimination in Employment Act, as set forth in this Agreement, nor does it waive any claims arising under the Age Discrimination in Employment Act arising after Employee’s execution of this Agreement.

10.3 Employee’s release of claims is not intended to bar any claims that may not be waived as matter of law, such as Employee’s right to file a charge with the National Labor Relations Board or Equal Employment Opportunity Commission and other similar federal, state, or local government agencies, and claims for workers’ compensation benefits or unemployment

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insurance benefits, as applicable; provided, however, that if Employee does file an administrative charge that may not be waived as a matter of law, or such a charge is filed on his behalf, Employee expressly waives his individual right to recovery of any type, including monetary damages or reinstatement, for any such charge (provided that this limitation on monetary recovery will not apply to monetary recovery in whistleblower proceedings before the SEC to the extent such recovery cannot be waived).

10.4 Employee acknowledges that Employee may discover facts or law different from, or in addition to, the facts or law that Employee knows or believes to be true with respect to the claims released in this Agreement and agrees, nonetheless, that this Agreement and the release contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them.

10.5 Employee declares and represents that Employee intends this Agreement to be complete and not subject to any claim of mistake, that the release herein expresses a full and complete release, and Employee intends the release herein to be final and complete.  Employee executes this release with the full knowledge that this release covers all possible claims Employee may have against the Released Parties to the fullest extent permitted by law.

10.6 The Company releases and discharges Employee from all claims related in any way to the transactions or occurrences between them to date, to the fullest extent permitted by law, including, but not limited to, Employee's employment with Company and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Employee's employment with Company.

10.7 The Company acknowledges that the Company may discover facts or law different from, or in addition to, the facts or law that the Company knows or believes to be true with respect to the claims released in this Agreement and agrees, nonetheless, that this Agreement and the release contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them.

10.8 The Company declares and represents that the Company intends this Agreement to be complete and not subject to any claim of mistake, that the release herein expresses a full and complete release, and the Company intends the release herein to be final and complete.  The Company executes this release with the full knowledge that this release covers all possible claims the Company may have against the Released Parties of Company to the fullest extent permitted by law.

11. Covenant Not to Sue.  Employee understands and agrees that to the fullest extent permitted by law, he is precluded from filing or pursuing any legal claim of any kind against any of the Released Parties at any time in the future, in any federal, state, or municipal court, administrative agency, or other tribunal, arising out of any of the claims in Section 10 of this Agreement that Employee has waived by virtue of executing this Agreement.  Employee agrees not to file or pursue any such legal claims, and, if he does pursue such legal claims or file an administrative charge that may not be released as a matter of law, Employee waives any right to recover any monetary payments or other individual benefits in any such proceeding (except with

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regard to proceedings before the SEC).  Further, if Employee files any charge or claim against any Released Party that Employee has waived by virtue of executing this Agreement, Employee agrees that the Company will be entitled to recover its attorneys’ fees in any such charge or claim and in any action to enforce this provision.  By his signature below, Employee represents that he has not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against any of the Released Parties in any federal, state, or municipal court, administrative agency, or other tribunal and, to the best of his knowledge, no person or entity has filed any such lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against any of the Released Parties on Employee’s behalf.

12. Employee Acknowledgements.  By execution of this Agreement, Employee represents that: (a) Employee has been paid or otherwise provided with all wages, vacation, bonuses, or other amounts owed to Employee by the Company, other than those specifically addressed in this Agreement; and (b) Employee has not been denied any request for leave or accommodation to which Employee believes Employee was legally entitled, and Employee was not otherwise deprived of any of Employee’s rights under the Family and Medical Leave Act, Americans with Disabilities Act, or any similar state or local statute; and (c) Employee has not assigned or transferred, or purported to assign or transfer, to any person, entity, or individual whatsoever, any of the claims released in the foregoing release and waiver.

13. Older Workers’ Benefit Protection Act.  This Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec. 626(f).  Employee is advised to consult with an attorney before executing this Agreement.

13.1 Acknowledgments/Time to Consider.  Employee acknowledges and agrees that (a) Employee has read and understands the terms of this Agreement; (b) Employee has been advised in writing to consult with an attorney before executing this Agreement; (c) Employee has obtained and considered such legal counsel as Employee deems necessary; (d) Employee has been given twenty-one (21) days to consider whether or not to enter into this Agreement (although Employee may elect not to use the full 21-day period at Employee’s option); and (e) by signing this Agreement, Employee acknowledges that Employee does so freely, knowingly, and voluntarily.

13.2 Revocation/Effective Date.  This Agreement shall not become effective or enforceable until the eighth day after Employee signs this Agreement.  In other words, Employee may revoke Employee’s acceptance of this Agreement within seven (7) days after the date Employee signs it.  Employee’s revocation must be in writing and received by Maria Martinez, Chief Human Resources Officer by 5:00 p.m. Eastern Time on the seventh day in order to be effective.  If Employee does not revoke acceptance within the seven (7) day period, Employee’s acceptance of this Agreement shall become binding and enforceable on the eighth day (the “Effective Date”).

13.3 Preserved Rights of Employee.  This Agreement does not waive or release any rights or claims that Employee may have under the Age Discrimination in Employment Act that arise after the execution of this Agreement.  In addition, this Agreement does not prohibit Employee from challenging the validity of this Agreement’s waiver and release of claims under the Age Discrimination in Employment Act.

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14. Confidentiality. Employee agrees to keep the terms of this Agreement confidential between Employee and Company, except that Employee may tell Employee’s immediate family, attorney and accountant, if any, as needed (and provided that Employee first obtains the agreement of any such person to maintain the confidentiality of the terms of this Agreement), but in no event should Employee discuss this Agreement or its terms with any current or prospective employee of Company.

15. No Admissions.  By entering into this Agreement, the Company and Employee make no admission that they have engaged, or are now engaging, in any unlawful conduct.  The parties understand and acknowledge that this Agreement is not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding.

16. Severability.  Except as set forth in this Section, in the event any provision of this Agreement shall be found unenforceable, the unenforceable provision shall be deemed deleted and the validity and enforceability of the remaining provisions shall not be affected thereby.

17. Full Defense.    This Agreement may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by Employee in breach hereof.

18. Remedy for Employee’s Breach. The Company’s continuing obligations under this Agreement are contingent upon Employee’s compliance with all terms and conditions provided for herein, including full compliance with the Restrictive Covenants.  In the event that Employee’s breaches any of his obligations under this Agreement, including the Restrictive Covenants, Employee agrees that the Company may cease making any payments due or providing any other severance benefits under this Agreement and may recover all payments already made under this Agreement – except that the Company will not seek to recover the first $1,000 worth of Termination Compensation, which Employee may retain and Employee agrees will constitute full and adequate consideration for Employee’s release of claims in this Agreement – in addition to all other available legal remedies.  If Company is required to take legal action against Employee to enforce its rights under this Agreement, Company shall be entitled to collect from Employee the attorney’s fees and costs that it incurs in seeking to enforce this Agreement, in addition to any other relief to which it may be entitled.

19. Attorney Fees. If either party is required to take legal action against the other party to enforce his or its rights under this Agreement, such party shall be entitled to collect from the other party his or its attorney’s fees and costs that he or it incurs in seeking to enforce this Agreement, in addition to any other relief which he may be entitled.

20. Governing Law; Forum.  The validity, interpretation and performance of this Agreement shall be construed and interpreted according to the laws of the United States of America and the State of Florida without giving effect to conflicts of law principles.  Employee agrees that any disputes or litigation that may arise with respect to the Agreement shall be brought and prosecuted in Alachua County and waives any and all objections to the location of such litigation, including but not limited to objections based on forum non conveniens.  In addition, Employee irrevocably consents to the exclusive personal jurisdiction of the federal and state courts located in Alachua County, as applicable, for any matter arising out of or relating to this Agreement.

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21. Entire Agreement.  This Agreement, including the Employment Agreement,   Option Agreements and Confidentiality Agreement, which are incorporated herein by reference, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral.  This Agreement may be amended or modified only with the written consent of the Company.  No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

[Signature Page Follows]

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THE PARTIES HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTANDS EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATE SHOWN BELOW.

EMPLOYEE:AXOGEN CORPORATION

/s/ Shawn McCarrey/s/ Karen Zaderej

Shawn McCarreyName:Karen Zaderej

Title:CEO, President & Chairman

DateJanuary 18, 2019DateJanuary 18, 2019

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ATTACHMENT A

VESTED EQUITY

Incentive Stock Options Number of Shares per Grant	Grant Date	Unexercised Shares	Vested Shares as of Separation Date
68,000	3/1/2013	13,000	13,000
5,000	1/2/2014	5,000	5,000
30,000	5/1/2014	30,000	30,000
10,000	12/29/2014	10,000	10,000
15,000	3/12/2015	15,000	15,000
15,000	3/12/2015	15,000	15,000
15,000	3/12/2015	15,000	15,000
15,000	3/12/2015	15,000	15,000
20,000	12/28/2015	20,000	15,000
50,000	12/29/2016	50,000	25,000

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